Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2019 relating to the financial statements of Fiserv, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard) and the effectiveness of Fiserv Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

December 30, 2019